Exhibit 8

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 18th day of December, 2007, by and between The Lincy Foundation, a California non profit public benefit corporation (the “Seller”), and Infinity World (Cayman) L.P. (the “Purchaser”).

WITNESSETH:

WHEREAS, the Seller is the beneficial and record owner of 5,000,000 shares (the “Shares”) of the issued and outstanding shares of common stock, par value $.01 per share (the “Common Stock”), of MGM MIRAGE, a Delaware corporation (the “Company”); and

WHEREAS, the Seller desires to transfer and sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares, on the terms and subject to the conditions contained in this Agreement for an aggregate purchase price of $424,000,000 in cash (the “Purchase Price”).

NOW, THEREFORE, for and in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

Section 1.1 Sale and Purchase of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell to the Purchaser, and Purchaser shall purchase from the Seller, the Shares free and clear of all liens except for any restrictions on transfer under federal and state securities laws or those relating to the Purchaser.

Section 1.2 The Purchase Price. On the terms and subject to the conditions set forth in this Agreement, in consideration of the sale of the Shares by the Seller to the Purchaser, at the Closing, the Purchaser shall pay to the Seller the Purchase Price.

ARTICLE II

CLOSING

Section 2.1 Closing. The closing of the purchase and sale provided for herein (the “Closing”) shall take place at a location to be mutually agreed upon by the parties at 10:00 a.m. local time on or before December 26, 2007, or, if on such date, the condition set forth in Article VI is not satisfied, on the first business day following such date on which the condition set forth in Article VI has been satisfied, or such other time or date as is mutually agreed upon by the parties (such date, the “Closing Date”).

Section 2.2 Deliveries of the Seller at the Closing. At the Closing, the Seller shall deliver to the Purchaser stock certificates representing the Shares, accompanied by duly executed assignment documents in form reasonably acceptable to the Purchaser.

Section 2.3 Deliveries of the Purchaser at the Closing. At the Closing, the Purchaser shall deliver to the Seller the Purchase Price by wire transfer of immediately available funds to the bank account specified by the Seller.

Section 2.4 Commercially Reasonable Efforts. Notwithstanding anything in this Agreement to the contrary, the Purchaser and the Seller shall use their commercially reasonable efforts to cause the Closing to occur on December 24, 2007.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that:

Section 3.1 Organization; Good Standing. The Seller is a non profit public corporation duly organized, validly existing and in good standing under the laws of the State of California.

Section 3.2 Power and Authority; Authorization. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations, including the sale of the Shares, hereunder. The execution and delivery of this Agreement by the Seller, and the performance by the Seller of its obligations, including the sale of the Shares, hereunder, have been duly authorized by all requisite corporate action on the part of the Seller, and no other corporate action on the part of the Seller is necessary to authorize the execution and delivery by the Seller of this Agreement or the performance by the Seller of its obligations, including the sale of the Shares, hereunder.

Section 3.3 Due Execution and Validity. This Agreement has been duly and validly executed and delivered on behalf of the Seller and, assuming due and valid authorization, execution and delivery hereof by the Purchaser, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally.

Section 3.4 No Conflicts. None of the execution or delivery of this Agreement by the Seller or the performance by the Seller of its obligations, including the sale of the Shares, hereunder (1) conflicts with or will result in any breach of any provision of the articles of incorporation or bylaws of the Seller, or (2) constitutes or will give rise to (with or without due notice or lapse of time or both) a violation or breach of, or a default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Seller is a party.

Section 3.5 Title to the Shares. The Seller has good and valid title to, is the holder of record of, and owns beneficially, the Shares, free and clear of all liens, and upon delivery by the Seller to the Purchaser of the Shares in accordance with this Agreement, good and valid title to the Shares will pass to the Purchaser free and clear of all liens except for any restrictions on transfer under federal and state securities laws or those relating to the Purchaser.

Section 3.6 No Violation; Governmental Approvals. Assuming the accuracy of Section 4.5, none of the execution or delivery of this Agreement by the Seller or the performance by the Seller of its obligations, including the sale of the Shares, hereunder (i) constitutes or will give rise to a breach or violation by the Seller or its affiliates, if any, or any of its or their officers, directors or employees of any order, writ, injunction, decree, law, rule, statute, or regulation, or (ii) requires, or will require, the receipt by the Seller or its affiliates, if any, or any of its or their officers, directors, or employees of any license, permit, authorization, consent or approval of any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other gaming, regulatory, licensing or permit authority or agency (“Governmental Agency”) that has not been obtained.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller that:

Section 4.1 Organization; Good Standing. The Purchaser is an exempted limited partnership duly organized, validly existing and in good standing under the laws of the Cayman Islands.

Section 4.2 Power and Authority; Authorization. The Purchaser has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations, including the purchase of the Shares, hereunder. The execution and delivery of this Agreement by the Purchaser, and the performance by the Purchaser of its obligations hereunder, have been duly authorized by all requisite limited partnership action on the part of the Purchaser, and no other limited partnership action on the part of the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the performance by the Purchaser of its obligations, including the purchase of the Shares, hereunder.

Section 4.3 Due Execution and Validity. This Agreement has been duly and validly executed and delivered on behalf of the Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Seller, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally.

Section 4.4 No Conflicts. None of the execution or delivery of this Agreement by the Purchaser or the performance by the Purchaser of its obligations, including the purchase of the Shares, hereunder (i) conflicts with or will result in any breach of any provision of the agreement of exempted limited partnership of the Purchaser, or (ii) constitutes or will give rise to (with or without due notice or lapse of time or both) a violation or breach of, or a default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Purchaser is a party.

Section 4.5 No Violation; Governmental Approvals. None of the execution or delivery of this Agreement by the Purchaser or the performance by the Purchaser of its obligations, including the purchase of the Shares, hereunder (i) constitutes or will give rise to a breach or violation by the Purchaser or its affiliates, if any, or any of its or their officers, directors or employees of any order, writ, injunction, decree, law, rule, statute, or regulation, or (ii) requires, or will require, the receipt by the Purchaser or its affiliates, if any, or any of its or their officers, directors, or employees of any license, permit, authorization, consent or approval of any Governmental Agency that has not been obtained.

Section 4.6 Investment Representations. The Purchaser understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state or other jurisdiction. The Purchaser understands that the Shares may not be sold, transferred or otherwise disposed of (“Transfer”) without registration under the Securities Act and applicable state laws, or an exemption therefrom and will not Transfer the Shares without such registration or pursuant to such exemption. The Purchaser is an “Accredited Investor,” as such term is defined in Rule 501(a) under the Securities Act. The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares. The Shares are being acquired for investment by the Purchaser for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any of the Shares, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Shares; provided, however, that Purchaser may (i) assign this Agreement to an affiliate pursuant to Section 8.2 and (ii) Seller or its affiliate may pledge any or all of the Shares to its or such affiliate’s respective lenders for purposes of securing any financing (whether a financing of the Purchase Price or other financing of the Purchaser or such affiliate), provided, further, that (x) such pledge shall not relieve the Purchaser of its obligations hereunder, (y) such pledge is pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and the applicable laws of any state or other jurisdiction and (z) the pledge agreement provides that the Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and that they may not be Transferred without registration under the Securities Act and applicable state laws, or an exemption therefrom.

Section 4.7 No Representations Regarding the Company. The Purchaser understands and acknowledges that the Seller is making no representations or warranties about the Company or its business, financial condition or affairs.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Public Disclosure. No public disclosure (including, without limitation, the posting of information on a website) relating to this Agreement or the purchase or sale of the Shares hereunder shall be made by or on behalf of any parties hereto without the prior written consent of the other party; provided, however, that a party may make such public disclosure required by applicable law without the consent of the other party so long as such party gives the other party a reasonable opportunity to review and comment on such disclosure.

Section 5.2 Further Assurances; Cooperation. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transfer, purchase and sale of the Shares pursuant to this Agreement.

ARTICLE VI

CLOSING CONDITIONS

Section 6.1. Closing Condition. The obligation of the Purchaser and the Seller to consummate the transactions contemplated hereby are subject to the fulfillment, on the Closing Date of the following condition: No preliminary or permanent injunction or other order issued by any Governmental Agency that declares this Agreement unenforceable or prevents the consummation of the transactions contemplated hereby shall be in effect.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification of the Purchaser by the Seller. The Seller shall indemnify and hold harmless the Purchaser (and its officers, employees, partners, agents, affiliates and controlling parties) from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation, asserted against, resulting to, imposed upon, or incurred or suffered by the Purchaser, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of or any alleged inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by the Seller in this Agreement, whether or not arising out of a third-party claim.

Section 7.2 Indemnification of the Seller by the Purchaser. The Purchaser shall indemnify and hold harmless the Seller (and its officers, employees, partners, agents, affiliates and controlling parties) from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation, asserted against, resulting to, imposed upon, or incurred or suffered by the Seller, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of or any alleged inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by the Purchaser in this Agreement, whether or not arising out of a third-party claim.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Entire Agreement. This Agreement, together with any other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior contracts, agreements and understandings, whether written or oral, among the parties hereto and their respective affiliates with respect to the subject matter hereof.

Section 8.2 Binding Effect; Assignment; No Third-Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, permitted assigns and legal representatives. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person other than the parties hereto and their respective permitted successors, permitted assigns or legal representatives any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by the Purchaser or the Seller to any person, without the prior written consent of the other party; provided, however, that the Seller will not unreasonably withhold its consent to an assignment by Purchaser of its rights and obligations under this Agreement to an affiliate provided further that (i) any such assignment shall not relieve the Purchaser of its obligations hereunder, (ii) such assignment is pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and the applicable laws of any state or other jurisdiction and (iii) such assignee provides representations and covenants to the Seller comparable to those contained in Section 4.6.

Section 8.3 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; provided that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law. Furthermore, in lieu of (and to the extent of) each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible while remaining legal, valid and enforceable.

Section 8.4 Governing Law; Exclusive Jurisdiction. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof. Each of the parties agree that any actions or other proceedings arising out of or relating to this Agreement shall be brought by the parties and held and determined only in a Delaware state court or a federal court sitting in that state which shall be the exclusive venue of any such action or proceeding. Each Party waives any objection which such Party may now or hereafter have to the laying of venue of any such action or proceeding, and irrevocably consents and submits to the jurisdiction of such court (and the appropriate appellate courts) in any such action or proceeding.

Section 8.5 Service of Process; Correspondence. The Seller and the Purchaser agree that (i) service of process upon them in any suit, action or proceeding arising out of or relating to this Agreement shall be deemed in every respect effective service of process upon them and (ii) any other correspondence relating to this Agreement shall be deemed received if delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid, as follows:

If to the Seller:

The Lincy Foundation

150 South Rodeo Drive

Suite 250

Beverly Hills, CA 90212

If to the Purchaser:

Infinity World (Cayman) L.P.

c/o Dubai World

Emirates Tower, Level 47

Sheikh Zayed Road

Dubai United Arab Emirates

Attention: Abdul Wahid A. Rahim Al Ulama

Section 8.6 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this agreement.

Section 8.7 Amendment. This Agreement may be amended at any time, provided that any such amendment is in writing and is approved by the Seller and the Purchaser.

Section 8.8 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by each of the parties hereto so long as each counterpart shall be signed and delivered by one or more of the of the parties hereto and so long as the other parties hereto shall sign and deliver at least one counterpart.

Section 8.9 Preparation of Agreement. Each party to this Agreement acknowledges that: (i) the party had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other party hereto; (ii) the terms of the transactions contemplated by this Agreement are fair and reasonable to such party; and (iii) such party has voluntarily entered into the transactions contemplated by this Agreement without duress or coercion. Each party further acknowledges that such party was not represented by the legal counsel of any other party hereto in connection with the transactions contemplated by this Agreement, nor was he or it under any belief or understanding that such legal counsel was representing his or its interests. Each party agrees that no conflict, omission or ambiguity in this Agreement, or the interpretation thereof, shall be presumed, implied or otherwise construed against any other party to this Agreement on the basis that such party was responsible for drafting this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:

THE LINCY FOUNDATION

By:	/s/ Jay Rakow
Name:	Jay Rakow
Title:	President

PURCHASER:

INFINITY WORLD CAYMAN L.P.

By:	Infinity World (Cayman) Holding
Its:	General Partner

By:	/s/ Abdul Wahid A. Rahim Al Ulama
Name:	Abdul Wahid A. Rahim Al Ulama
Title:	Secretary